Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

ZILLOW, INC.

ARTICLE 1. NAME

The name of this corporation is Zillow, Inc.

ARTICLE 2. SHARES

2.1 Authorized Capital

(a) The total number of shares which this corporation is authorized to issue is 355,000,000, consisting of four classes of shares to be designated, respectively, “Common Stock,” “Class B Common Stock,” “Class C Common Stock” (collectively the Common Stock, Class B Common Stock and the Class C Common Stock are referred to herein as the “Authorized Common Stock”) and “Preferred Stock.” The total number of shares of Common Stock that this corporation shall have to authority to issue is 200,000,000 shares, each with a par value of $0.0001. The total number of shares of Class B Common Stock that this corporation shall have authority to issue is 35,000,000 shares, each with a par value of $0.0001. The total number of shares of Class C Common Stock that this corporation shall have authority to issue is 50,000,000 shares, each with a par value of $0.0001. The total number of shares of Preferred Stock that this corporation shall have authority to issue is 70,000,000 shares, each with a par value of $0.0001, 17,931,034 of which shall be designated as Series A Preferred Stock (“Series A Preferred”), 6,933,103 of which shall be designated as Series B Preferred Stock (“Series B Preferred”) and 6,489,660 of which shall be designated as Series C Preferred Stock (“Series C Preferred”).

(b) The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Amended and Restated Articles of Incorporation (“Articles”), as determined from time to time by this corporation’s board of directors and stated in the resolution or resolutions providing for its issuance, before the issuance of any shares. This corporation’s board of directors shall have the authority to fix and determine, subject to these provisions and the preferences, voting powers, limitations and relative rights of any series of Preferred Stock then outstanding (including, without limitation, those preferences, voting powers, limitations and relative rights of the Series A Preferred, Series B Preferred and Series C Preferred set forth in Section 2.2(f) hereof), the designation, preferences, voting powers, limitations and relative rights of the shares of any class of shares before the issuance of any shares of that class, and of the shares of any one or more series within a class, and to designate the number of shares within that series, before the issuance of any shares of that series. Unless otherwise specifically provided in the resolution establishing any series, this corporation’s board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding. Without limiting the generality of the foregoing, and subject to the preferences, voting powers, limitations and relative rights of any series of Preferred Stock then outstanding (including, without limitation, those preferences, voting powers, limitations and relative rights of the Series A Preferred, Series B Preferred and Series C Preferred set forth in Section 2.2(f) hereof), the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

2.2 Rights, Preferences, Privileges and Restrictions of Preferred Stock

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective series of Preferred Stock or the holders thereof are as follows:

(a) Dividend Rights.

(i) Subject to the rights of the holders, if any, of any outstanding shares of Preferred Stock of this corporation that shall have been issued in compliance with the conditions set forth in Section 2.2(f) hereof and having a preferential right to dividends ranking on parity with or superior to the rights of the holders of the Series A Preferred, the Series B Preferred and the Series C Preferred, the holders of Series A Preferred, Series B Preferred and the Series C Preferred shall be entitled to receive (on a pari passu basis with each other and the holders of any class or series of stock that shall have been authorized and issued in compliance with the conditions set forth in Section 2.2(f) hereof and ranking with respect to dividends on parity with the Series A Preferred, Series B Preferred and Series C Preferred), and prior and in preference to any declaration or payment of any dividend (payable other than in Authorized Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Authorized Common Stock) on the Authorized Common Stock or any other class or series of stock of this corporation ranking junior to the Series A Preferred, dividends at the rate of $0.116 per share of Series A Preferred, $0.28847 per share of Series B Preferred and $0.3698 per share of Series C Preferred (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) per annum, payable out of funds legally available therefor. Such dividends shall be payable when, as, and if declared by the board of directors, acting in its sole discretion. The right to receive dividends shall not be cumulative, and no right shall accrue to holders of any shares by reason of the fact that dividends on such shares are not declared and paid in any prior year. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 2.2(a) upon the affirmative vote or written consent of the holders of at least two-thirds of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis), but only with respect to all Preferred Stock. In addition to the foregoing, the holders of outstanding shares of a series of Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 2.2(a) with respect to such series of Preferred Stock upon the affirmative vote or written consent of the holders of at least two-thirds of the shares of such series of Preferred Stock then outstanding (voting together as a separate series, and on an as-converted basis).

(ii) After payment of the dividends specified in Section 2.2(a)(i) above and the payment of any dividends on any other class or series of stock ranking with respect to dividends senior to the Authorized Common Stock, any additional dividends declared shall be distributed among all holders of Preferred Stock and Authorized Common Stock in proportion to the number of shares of Authorized Common Stock that would be held by each such holder if all shares of Preferred Stock and Authorized Common Stock were converted into Common Stock.

(iii) If at the time any shares of Preferred Stock are converted into Common Stock there are any declared but unpaid dividends on such shares, then the corporation at its option shall either pay the unpaid dividends or issue additional shares of Common Stock in the amount of the unpaid dividends at the applicable fair market value for such shares as then in effect as determined in accordance with the guidelines set forth in Section 2.2(b)(vi).

(b) Liquidation Rights.

(i) Subject to the rights of the holders, if any, of any outstanding shares of Preferred Stock of this corporation that shall have been authorized and issued in compliance with the conditions set forth in Section 2.2(f) hereof and ranking with respect to a Deemed Liquidation (as defined below) on parity with or senior to the rights of the holders of the Series A Preferred, the Series B Preferred and the Series C Preferred, in the event of any Deemed Liquidation, either voluntary or involuntary, the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive out of the net available funds and assets (on a pari passu basis with each other and the holders of any class or series of stock that shall have been authorized and issued in compliance with the conditions set forth in Section 2.2(f) hereof ranking with respect to a Deemed Liquidation on a parity with the Series A Preferred, Series B Preferred and Series C Preferred), and before any payment shall be made or set aside out of the assets or surplus fund of the corporation to the holders of Authorized Common Stock or any other class or series of stock ranking with respect to a Deemed Liquidation junior to the Series A Preferred, Series B Preferred and Series C Preferred (such Authorized Common Stock and other stock being collectively referred to as “Junior Stock”), the amount of $1.45 per share of Series A Preferred, $3.60588881 per share of Series B Preferred and $4.6227385 per share of Series C Preferred (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares, the “Original Issue

Price”), plus all declared but unpaid dividends on such shares, but no more. If upon any Deemed Liquidation the assets and funds legally available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred, the holders of shares of Series B Preferred, the holders of shares of Series C Preferred and the holders of any aforementioned class or series of stock ranking with respect to a Deemed Liquidation on a parity with the Series A Preferred, the Series B Preferred and the Series C Preferred the full preferential amount to which they shall be entitled, then the holders of shares of Series A Preferred, the holders of shares of Series B Preferred, the holders of shares of Series C Preferred and the holders of any such class or series of stock ranking with respect to a Deemed Liquidation on a parity with the Series A Preferred, the Series B Preferred and the Series C Preferred shall share ratably in any distribution of all of the assets and funds legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii) After payment in full of the preferential amounts required to be paid to the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred and any other aforementioned class or series of stock of the corporation ranking with respect to a Deemed Liquidation senior to the Authorized Common Stock, then any remaining assets of the corporation legally available for distribution shall be distributed among the holders of the Authorized Common Stock ratably in proportion to the number of shares of Common Stock held by them (assuming the conversion of all shares of Authorized Common Stock into shares of Common Stock).

(iii) (A) Notwithstanding the above, for purposes of determining the amount each holder of shares of Series A Preferred is entitled to receive with respect to a Deemed Liquidation, each such holder of shares of Series A Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately before the Deemed Liquidation if, as a result of an actual conversion (and assuming all holders of outstanding shares of Series A Preferred converted such shares into shares of Common Stock), such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Series A Preferred into shares of Common Stock (and assuming no holders of outstanding shares of Series A Preferred converted such shares into shares of Common Stock). If it is not possible to determine pursuant to the immediately preceding sentence whether a holder would receive, in the aggregate, a greater amount upon the actual conversion of such holder’s shares of Series A Preferred Stock without first knowing whether shares of a series of Preferred Stock with a lower Original Issue Price (any such series of stock, a “Lower OIP Series”) will automatically convert into shares of Common Stock pursuant to this Section 2.2(b)(iii), then the determination with respect to conversion pursuant to the immediately preceding sentence shall not occur until immediately after it is determined in accordance with this Section 2.2(b)(iii) whether the shares of such

Lower OIP Series will convert into shares of Common Stock. If any holder shall be deemed to have converted shares of Series A Preferred into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series A Preferred that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(B) Notwithstanding the above, for purposes of determining the amount each holder of shares of Series B Preferred is entitled to receive with respect to a Deemed Liquidation, each such holder of shares of Series B Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately before the Deemed Liquidation if, as a result of an actual conversion (and assuming all holders of outstanding shares of Series B Preferred converted such shares into shares of Common Stock), such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Series B Preferred into shares of Common Stock (and assuming no holders of outstanding shares of Series B Preferred converted such shares into shares of Common Stock). If it is not possible to determine pursuant to the immediately preceding sentence whether a holder would receive, in the aggregate, a greater amount upon the actual conversion of such holder’s shares of Series B Preferred Stock without first knowing whether a Lower OIP Series will automatically convert into shares of Common Stock pursuant to this Section 2.2(b)(iii), then the determination with respect to conversion pursuant to the immediately preceding sentence shall not occur until immediately after it is determined in accordance with this Section 2.2(b)(iii) whether the shares of such Lower OIP Series will convert into shares of Common Stock. If any holder shall be deemed to have converted shares of Series B Preferred into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series B Preferred that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(C) Notwithstanding the above, for purposes of determining the amount each holder of shares of Series C Preferred is entitled to receive with respect to a Deemed Liquidation, each such holder of shares of Series C Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately before the Deemed Liquidation if, as a result of an actual conversion (and assuming all holders of outstanding shares of Series C Preferred converted such shares into shares of Common Stock), such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Series C Preferred into shares of Common Stock (and assuming no holders of outstanding shares of Series C Preferred converted such shares into shares of Common Stock). If it is not possible to determine pursuant to the immediately preceding sentence whether a holder would receive, in the aggregate, a greater amount upon the actual conversion of such holder’s shares of Series C Preferred Stock without first knowing whether a Lower OIP Series will automatically convert into shares of Common Stock pursuant to this Section 2.2(b)(iii), then the determination with respect to conversion pursuant to the immediately preceding sentence shall not occur until immediately after it is determined in accordance with this Section 2.2(b)(iii) whether the shares of such Lower OIP Series will convert into shares of Common Stock. If any holder shall be deemed to have converted shares of Series C Preferred into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series C Preferred that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(iv) For purposes of this Section 2.2(b), a Deemed Liquidation shall mean any of the following, whether in a single transaction or through a series of related transactions: (A) the corporation’s sale, lease or other disposition of all or substantially all of its assets, (B) the acquisition of the corporation by another entity (other than a reincorporation for the purpose of changing the corporation’s domicile) by means of merger, share exchange or other form of corporate reorganization in which the outstanding shares of the corporation are exchanged for, converted into, or canceled in consideration of obtaining the right to receive, securities or other consideration issued by or on behalf of the acquiring entity as a result of which the shareholders of the corporation immediately before such transaction or series of related transactions do not hold at least a majority of the voting power and at least a majority of the outstanding shares of the surviving, resulting or acquiring entity after such transaction or series of related transactions in substantially the same proportions as the shareholders held the capital stock of the corporation immediately before such transaction or series of related transactions, (C) the transfer to a person or group of affiliated persons (other than an underwriter of the corporation’s securities), of the corporation’s securities if, as a result of which the shareholders of the corporation immediately before such transaction or series of related transactions hold less than a majority of the voting power or less than a majority of the outstanding shares of the corporation and (D) a liquidation, dissolution, or winding-up of the corporation, whether voluntary or involuntary. In addition, a Deemed Liquidation shall not include a transaction or series of related transactions (a) that is a bona fide equity financing for capital raising purposes in which the corporation issues equity securities and is the surviving corporation and (b) in which the person or persons acquiring securities in such equity financing do not hold a majority of the voting power or a majority of the outstanding shares of the corporation before such financing and would hold less than a majority of the voting power and less than a majority of the outstanding shares of the corporation after such equity financing; provided, further, however, any subsequent transfer or issuance of securities to such persons shall remain subject to the application of the terms and conditions of this Section 2.2(b)(iv) and the potential treatment of such transfer or issuance as a “Deemed Liquidation.”

(v) For purposes of determining the rights with respect to all of the Preferred Stock under this Section 2.2(b), the holders of at least 70% of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) may waive the treatment of any transaction, or series of related transactions, as a Deemed Liquidation under this Section 2.2(b), such that no holders of shares of Preferred Stock would receive the liquidation preferences specified above.

(vi) Unless otherwise specified in a definitive agreement approved by the shareholders of the corporation in accordance with the Washington Business Corporation Act and the corporation’s Articles of Incorporation and bylaws as then in effect, the value of any securities to be delivered to the shareholders pursuant to this Section 2.2(b) shall be determined as follows:

(A) If listed on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days before the closing of such transaction;

(B) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days before the closing of such transaction; and

(C) If there is no active public market, then the value shall be the fair market value thereof as determined in good faith by the corporation’s board of directors, including at least one of the directors elected solely by the holders of the Series A Preferred.

(vii) Notwithstanding Section 2.1 above and Section 2.3 below, subject to Section 2.2(f), the corporation may at any time, out of funds legally available for such purpose, repurchase as permitted by Section 2.2(f) shares of Authorized Common Stock issued to or held by officers, directors, employees or other service providers upon termination of their employment or services pursuant to agreements or equity incentive plans providing the corporation with such a right of repurchase, whether or not all declared dividends have been paid or set aside for payment and whether or not all Preferred Stock, if any, required to be redeemed by the corporation has been redeemed or funds have been set aside for such purpose.

(vii) This corporation shall give each holder of record of Preferred Stock written notice of such impending Deemed Liquidation not later than 20 days before the shareholders’ meeting called to approve such transaction, or 20 days before the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2.2(b), and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after this corporation has given the first notice provided for herein or sooner than 10 days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the Washington Business Corporation Act such periods may be shortened or waived with respect to all holders of Preferred Stock upon the written consent of the holders of Preferred Stock that represent at least 70% of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(c) Redemption. The Series A Preferred, the Series B Preferred and the Series C Preferred are not redeemable.

(d) Conversion.

(i) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof and without additional consideration, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the then effective Conversion Price for such series of Preferred Stock (such result, such series’ “Conversion Rate”). The initial Series A Preferred Conversion Price shall be $1.45. The initial Series B Preferred Conversion Price shall be $3.60588881. The initial Series C Preferred Conversion Price shall be $4.6227385. The Conversion Prices of the Preferred Stock are subject to adjustment as provided in Section 2.2(d)(iv) below.

(ii) Automatic Conversion. Each share of Series A Preferred, Series B Preferred and Series C Preferred shall be automatically converted into shares of Common Stock at the then effective Conversion Rate for such series of Preferred Stock (A) with the approval, by affirmative vote, written consent, or agreement, of the holders of at least 70% of the outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), or (B) upon the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), filed in connection with a firm commitment underwritten initial public offering of Common Stock for the account of the corporation with an aggregate offering price to the public of greater than $40,000,000 before deducting underwriter commissions and offering expenses (a “Qualified IPO”). Each other series of Preferred Stock shall be automatically convertible to the extent provided in, and in accordance with, the designation, preferences, voting powers, limitations or rights of such series.

(iii) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price for such series of Preferred Stock. For such purpose, all shares of a series of Preferred Stock held by a holder will be aggregated, and any resulting fractional share of

Common Stock will be paid in cash. Conversion of shares of Preferred Stock at the option of the holder thereof shall be effected by delivery to the office of the corporation or to any transfer agent for such shares of duly endorsed certificates for the shares being converted and of written notice to the corporation that the holder elects to convert such shares. Conversion shall be deemed to occur immediately before the close of business on the date that the shares and notice are delivered. Automatic conversion of the Preferred Stock pursuant to this Section 2.2(d) shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the corporation or its transfer agent. Holders entitled to receive Common Stock upon conversion of Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to occur. The corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon conversion of Preferred Stock unless either (A) the certificates evidencing such shares being converted are delivered to the corporation or its transfer agent as provided above, or (B) the holder (1) notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and (2) executes an agreement, and at the corporation’s election provides a surety bond or other security, satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after the delivery of such certificates, or the agreement to indemnify in the case of a lost certificate, issue and deliver to the holder of the Preferred Stock shares being converted, a certificate or certificates for the number of shares of Common Stock to which the holder is entitled and a check payable to the holder for any cash due with respect to fractional shares.

(iv) Adjustments of Conversion Price for Certain Diluting Issuances, Splits and Combinations. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(A) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock Below the Conversion Price. If the corporation issues Additional Shares of Common Stock (as defined below) (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2.2(d)(iv)(A)(VI)) without consideration or for a consideration per share less than the respective Conversion Price for any series of Preferred Stock in effect immediately before such issuance, then and in such event, as applicable, the Conversion Price for the respective series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest hundredth of a cent) as set forth herein, unless otherwise provided in this Section 2.2(d)(iv).

(I) Series C Preferred. If the corporation issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2.2(d)(iv)(A)(VI))

without consideration or for a consideration per share less than the Conversion Price for the Series C Preferred in effect immediately before such issue, then the new Conversion Price for the Series C Preferred shall be determined by multiplying the Series C Preferred Conversion Price in effect immediately before such issue by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (the “Common Stock Outstanding”) immediately before such issue plus the number of shares of Common Stock that the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price for the Series C Preferred in effect immediately before such issue, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately before such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of this Section 2.2(d)(iv)(A)(I), the number of shares of Common Stock Outstanding shall be determined as set forth in Section 2.2(d)(iv)(A)(III)(b). Notwithstanding anything to the contrary in this Section 2.2(d)(iv)(A)(I), any adjustment to the Conversion Price for the Series C Preferred that would otherwise result from the operation of this Section 2.2(d)(iv)(A)(I) may be, either prospectively or retroactively, with the approval, by affirmative vote at a meeting held in accordance with the Washington Business Corporation Act, written consent, or written agreement, of the holders of at least two-thirds of the outstanding shares of the Series C Preferred, voting together as a separate class, waived either partially or entirely.

(II) Series B Preferred. If the corporation issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2.2(d)(iv)(A)(VI)) without consideration or for a consideration per share less than the Conversion Price for the Series B Preferred in effect immediately before such issue, then the new Conversion Price for the Series B Preferred shall be determined by multiplying the Series B Preferred Conversion Price in effect immediately before such issue by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately before such issue plus the number of shares of Common Stock that the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price for the Series B Preferred in effect immediately before such issue, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately before such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of this Section 2.2(d)(iv)(A)(II), the number of shares of Common Stock

Outstanding shall be determined as set forth in Section 2.2(d)(iv)(A)(III)(b). Notwithstanding anything to the contrary in this Section 2.2(d)(iv)(A)(II), any adjustment to the Conversion Price for the Series B Preferred that would otherwise result from the operation of this Section 2.2(d)(iv)(A)(II) may be, either prospectively or retroactively, with the approval, by affirmative vote at a meeting held in accordance with the Washington Business Corporation Act, written consent, or written agreement, of the holders of at least two-thirds of the outstanding shares of the Series B Preferred, voting together as a separate class, waived either partially or entirely.

(III) Series A Preferred.

(a) Full Ratchet Adjustment For Issuances Equal To Or Exceeding Full-Ratchet Floor Price. If the corporation issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2.2(d)(iv)(A)(VI)) for a consideration per share (such amount, the “Effective Price”) equal to or greater than the Full Ratchet Floor Price (defined below) and less than the Conversion Price in effect for the Series A Preferred in effect immediately before such issuance or deemed issuance, then and in such event, the new Conversion Price for the Series A Preferred shall be reduced, concurrently with such issue, to a price equal to such Effective Price, provided, however, that in no event shall the Conversion Price for Series A Preferred be adjusted pursuant to this Section 2.2(d)(iv)(A)(III)(a) to a price less than the Full Ratchet Floor Price (defined below); and provided further, that any adjustment to the Conversion Price for the Series A Preferred that would otherwise result from the operation of this Section 2.2(d)(iv)(A)(III)(a) may, either prospectively or retroactively, with the approval, by affirmative vote, written consent, or agreement, of the holders of at least two-thirds of the outstanding shares of the Series A Preferred, voting together as a separate class, be waived entirely or, if so specified in such waiver, waived on the condition that the adjustment be made on a broad-based, weighted-average basis pursuant to Section 2.2(d)(iv)(A)(III)(c). For purposes of this Section 2.2(d)(iv)(A)(III)(a), the “Full Ratchet Floor Price” shall be $1.29, subject to proportional adjustment for stock dividends, combinations, splits, recapitalizations, or the like with respect to the outstanding shares of Authorized Common Stock.

(b) Adjustment for Issuance Below Full Ratchet Floor Price if Immediately Prior Series A Preferred Conversion Price Exceeded Full Ratchet Floor Price. If the corporation issues Additional Shares of Common Stock (including Additional Shares of

Common Stock deemed to be issued pursuant to Section 2.2(d)(iv)(A)(VI)) without consideration or for a consideration per share that is less than the Full Ratchet Floor Price, and less than the Conversion Price for the Series A Preferred in effect immediately before such issue, and the Conversion Price for Series A Preferred in effect immediately before such issue exceeded the Full Ratchet Floor Price, then and in such event the new Conversion Price for the Series A Preferred shall be determined by multiplying the Full Ratchet Floor Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately before such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Full Ratchet Floor Price, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately before such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of Section 2.2(d)(iv)(A)(III)(b) and Section 2.2(d)(iv)(A)(III)(c) below, the number of shares of Common Stock Outstanding shall be deemed to include all Common Stock issued and outstanding, any Common Stock issuable upon conversion of any issued and outstanding Class B Common Stock, any Common Stock issuable upon conversion of any issued and outstanding Class C Common Stock, any Common Stock issuable upon conversion of issued and outstanding Preferred Stock, and any Common Stock issuable upon exercise or conversion of all other then-granted, then-issued and then-outstanding Convertible Securities and Options whether vested or unvested and whether or not immediately exercisable, but not including those Convertible Securities and Options that were canceled, terminated or otherwise unavailable (assuming conversion of Convertible Securities issuable upon exercise of Options therefor). Notwithstanding anything to the contrary in this Section 2.2(d)(iv)(A)(III)(b), any adjustment to the Conversion Price for the Series A Preferred that would otherwise result from the operation of this Section 2.2(d)(iv)(A)(III)(b) may be, either prospectively or retroactively, with the approval, by affirmative vote, written consent, or agreement, of the holders of at least two-thirds of the outstanding shares of the Series A Preferred, voting together as a separate class, either waived entirely or, if so specified in such waiver, waived on the condition that the adjustment be made on a broad-based, weighted-average basis pursuant to Section 2.2(d)(iv)(A)(III)(c).

(c) Broad-Based, Weighted-Average Adjustment. If the corporation issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2.2(d)(iv)(A)(VI)) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred in effect immediately before such issue and (1) the Conversion Price of the Series A Preferred in effect immediately before such issue was equal to or less than the Full Ratchet Floor Price, or (2) the holders of at least two-thirds of the outstanding shares of the Series A Preferred waive, with respect to such issue, the adjustment to the Conversion Price for the Series A Preferred under Section 2.2(d)(iv)(A)(III)(a) or 2.2(d)(iv)(A)(III)(b) on the condition that adjustment be made pursuant to this Section 2.2(d)(iv)(A)(III)(c), then the new Conversion Price for the Series A Preferred shall be determined by multiplying the Series A Preferred Conversion Price in effect immediately before such issue by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately before such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price for the Series A Preferred in effect immediately before such issue, and the denominator of which shall be the number of shares of Common Stock Outstanding immediately before such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of this 2.2(d)(iv)(A)(III)(c), the number of shares of Common Stock Outstanding shall be determined as set forth in Section 2.2(d)(iv)(A)(III)(b).

(IV) Special Definitions. For purposes of this Section 2.2(d), the following definitions shall apply:

(a) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Authorized Common Stock or Convertible Securities, but only if such rights, options or warrants have been actually granted or issued and have not terminated, been canceled, returned to the stock option pool, or otherwise become unavailable to the grantee or recipient.

(b) “Original Issue Date” shall mean the date on which the first share of Series C Preferred was issued by the corporation.

(c) “Convertible Securities” shall mean instruments of indebtedness or securities convertible into or exchangeable for Authorized Common Stock that are actually granted or issued, including, without limitation, Preferred Stock, and provided, however, that the Class B Common Stock, Class C Common Stock and Options shall be deemed to not be “Convertible Securities.”

(d) “Additional Shares of Common Stock” shall mean all shares of Authorized Common Stock issued (or deemed to be issued pursuant to Section 2.2(d)(iv)(A)(VI) below) by the Corporation after the Original Issue Date, other than Authorized Common Stock issued (or deemed to be issued pursuant to Section 2.2(d)(iv)(A)(VI) below):

(1) to officers, directors, employees of and service providers to the corporation (other than holders of Class B Common Stock, a Founder (as defined below) or any affiliate or family member thereof or any transferee or trust for the benefit of the foregoing) pursuant to equity incentive plans or agreements adopted or approved by the board of directors, including Options granted before the Original Issue Date;

(2) to a holder of Class B Common Stock, a Founder or any affiliate or family member thereof or any transferee or trust for the benefit of any of the foregoing pursuant to a transaction approved by the board of directors, including one of the directors elected solely by the holders of the Series A Preferred;

(3) as a dividend or other distribution on the Preferred Stock or any other event for which adjustment is made pursuant to Section 2.2(d)(iv)(B), Section 2.2(d)(v) or Section 2.2(d)(vi);

(4) upon conversion of shares of the Class B Common Stock, the Class C Common Stock, the Series A Preferred, the Series B Preferred or the Series C Preferred;

(5) in connection with bona fide acquisitions, mergers or similar transactions, the terms of which have been approved by the board of directors, including the directors elected solely by the holders of the Series A Preferred;

(6) in an initial public offering in which all Preferred Stock converts to Common Stock;

(7) pursuant to strategic transactions entered into for primarily non-equity financing purposes approved by the board of directors, including the directors elected solely by the holders of the Series A Preferred;

(8) in connection with bona fide commercial or bank credit arrangements, equipment lease financings, commercial property leases or similar transactions entered into primarily for non-equity financing purposes, the terms of which have been approved by the board of directors, including the directors elected solely by the holders of the Series A Preferred;

(9) upon the exercise or conversion of Options or Convertible Securities that were granted and outstanding before the Original Issue Date;

(10) deemed issued pursuant to Section 2.2(d)(iv)(A)(VI) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of this Section 2.2(d)(iv);

(11) with respect to which the holders of at least two-thirds of the then-outstanding Series A Preferred, by affirmative vote, written consent, or agreement voting together as a separate class, elect to waive the application of any adjustment to the Series A Preferred Conversion Price under this Section 2.2(d)(iv) (provided, however, that such waiver shall not constitute a waiver of the application of any adjustment to the Conversion Price for any other series of Preferred Stock);

(12) with respect to which the holders of at least two-thirds of the then-outstanding Series B Preferred, by affirmative vote, written consent, or agreement voting together as a separate class, elect to waive the application of any adjustment to the Series B Preferred Conversion Price under this Section 2.2(d)(iv) (provided, however, that such waiver shall not constitute a waiver of the application of any adjustment to the Conversion Price for any other series of Preferred Stock); or

(13) with respect to which the holders of at least two-thirds of the then-outstanding Series C Preferred, by affirmative vote, written consent, or agreement voting together as a separate class, elect to waive the application of any adjustment to the Series C Preferred Conversion Price under this Section 2.2(d)(iv) (provided, however, that such waiver shall not constitute a waiver of the application of any adjustment to the Conversion Price for any other series of Preferred Stock).

(V) No Adjustment of Conversion Price. No adjustment in the Conversion Price for a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price in effect for such series of Preferred Stock immediately before such issuance.

(VI) Deemed Issuance of Additional Shares of Common Stock. If the corporation at any time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Authorized Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(a) no further adjustment to the Conversion Price for any series of Preferred Stock shall be made upon the subsequent issue of such Options or Convertible Securities, or shares of Authorized Common Stock issued upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Authorized Common Stock issuable, upon the exercise, conversion or exchange thereof, then the Conversion Price for each affected series of Preferred Stock computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(c) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the Conversion Price for each affected series of

Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Authorized Common Stock, the only additional shares of Authorized Common Stock issued were shares of Authorized Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issuance of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issuance of the Convertible Securities with respect to which such Options were actually exercised; and

(d) no readjustment pursuant to this Section 2.2(d)(iv)(A)(VI) shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount which exceeds the lesser of (x) the Conversion Price for such series of Preferred Stock on the original adjustment date, or (y) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date, and no readjustment shall affect Common Stock issued on conversion of Preferred Stock before such readjustment.

(VII) Determination of Consideration. For purposes of this Section 2.2(d), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the corporation before amounts paid or payable for accrued interest and before any commissions or expenses paid by the corporation;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the board of directors; and

(3) if Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received for the Additional Shares of Common Stock, computed as provided in subsections (1) and (2) above, as determined in good faith by the board of directors.

(b) Options and Convertible Securities. The consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2.2(d)(iv)(A)(VI) in respect of Options and Convertible Securities shall be determined by dividing:

(1) the total amount, if any, received or receivable by the corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Authorized Common Stock (determined on an as-converted to Common Stock basis) (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such

Convertible Securities if the number of shares of Authorized Common Stock can then be calculated by the terms of such instrument.

(B) Adjustments for Stock Dividends, Combinations or Splits. If the outstanding shares of Authorized Common Stock are subdivided, by stock split or otherwise, into a greater number of shares of Authorized Common Stock, or if the corporation shall declare or pay any dividend on the Authorized Common Stock payable in shares of Authorized Common Stock, then the Conversion Price for each series of Preferred Stock in effect before such event shall be proportionately decreased upon the occurrence of such event. If the outstanding shares of Authorized Common Stock are combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Authorized Common Stock, then the Conversion Price for each series of Preferred Stock in effect before such event shall be proportionately increased upon the occurrence of such event.

(v) Adjustments for Other Distributions. If the corporation fixes a record date for the determination of holders of Authorized Common Stock entitled to receive any distribution payable in securities of the corporation other than shares of Authorized Common Stock (excluding any distribution in which the Preferred Stock participates on an as-converted basis pursuant to Section 2.2(a), and any distribution for which adjustment is otherwise made pursuant to this Section 2.2), then in each such case provision shall be made so that the holders of Preferred Stock receive upon conversion, in addition to the Common Stock issuable upon conversion of their shares, the property or other securities of the corporation that they would otherwise have received had their shares of Preferred Stock been converted into Common Stock immediately before such event and had they thereafter retained such securities, subject to all other adjustments called for during such period under this Section 2.2.

(vi) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than a Deemed Liquidation under Section 2.2(b), and events for which adjustment is made pursuant to Sections 2.2(d)(iv)(B) or 2.2(d)(v) above), the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization, reclassification or change, be adjusted such that the Preferred Stock shall be convertible into, in lieu of the Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or series of capital stock equivalent to the number of shares of such other class or series of capital stock that such holders would have been entitled to receive in such reclassification, capital reorganization or change for the number of shares of Common Stock that the holders would have been entitled to receive upon conversion of their Preferred Stock immediately before such reclassification, capital reorganization or change.

(vii) Certificate as to Adjustments. The corporation, at its expense, shall promptly compute any Conversion Price adjustments and provide each holder of Preferred Stock a certificate describing such adjustment and showing in detail the facts upon which such adjustment is based. If requested in writing by any holder of Preferred Stock, the corporation shall provide such holder a certificate describing any Conversion Price adjustments, the current Conversion Price and the amount of Common Stock or other property issuable upon conversion of the shares of Preferred Stock held by such holder.

(viii) Notices of Record Date. If the corporation shall propose at any time:

(A) to declare any dividend or distribution upon its Common Stock other than a distribution payable solely in Common Stock;

(B) to offer for subscription pro rata to the holders of any class or series of its capital stock any additional shares of capital stock of any class or series or other rights;

(C) to effect any reclassification or recapitalization of the Common Stock; or

(D) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the corporation shall send to the holders of the Preferred Stock

(I) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of the Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in Sections 2.2(d)(viii)(C) and 2.2(d)(viii)(D) above; and

(II) in the case of the matters referred to in Sections 2.2(d)(viii)(C) and 2.2(d)(viii)(D) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of the Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the addresses for such shareholders as shown on the books of the corporation.

(ix) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

(x) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price for any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the affirmative vote, written consent or agreement of the holders of at least two-thirds of the then outstanding shares of such series of Preferred Stock. Any such waiver shall bind all current and future holders of shares of such series of Preferred Stock.

(xi) No Impairment. This corporation will not, without any applicable vote of the shareholders required pursuant to the Washington Business Corporation Act or Section 2.2(f), by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.2(d) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(e) Voting.

(i) General. Except as expressly provided by these Articles, as required by law or as set forth in the next succeeding sentence, the holders of Preferred Stock shall have the same voting rights as the holders of the Common Stock and Class B Common Stock and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the corporation, and the holders of Authorized Common Stock and the Preferred Stock shall vote together as a single class on all matters. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could then be converted. Fractional votes shall not be permitted. Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number of votes (with one-half being rounded upward).

(ii) Election of Directors.

(A) For so long as at least 20% (appropriately adjusted for stock dividends, combinations, splits, recapitalizations or the like) of the Series A Preferred outstanding on the Original Issue Date remains outstanding, the Board of Directors of the corporation shall consist of seven members, and (i) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors, (ii) the holders of the Series B Preferred, Series C Preferred, Common Stock and Class B Common Stock, considered together as a separate voting group, shall be entitled to elect four (4) members of the Board of Directors and (iii) the holders of the Authorized Common Stock and Preferred Stock, voting together, shall be entitled to elect any remaining members of the Board of Directors. If less than 20% (appropriately adjusted for stock dividends, combinations, splits recapitalization or the like) of the Series A Preferred outstanding on the Original Issue Date remains outstanding, the size and composition of the Board of Directors shall be determined in accordance with the corporation’s bylaws.

(B) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of Series A Preferred pursuant to Section 2.2(e)(ii)(A), the holders of the Series A Preferred may, by affirmative vote or written consent of holders of a majority of the Series A Preferred, elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series B Preferred, Series C Preferred, Common Stock and Class B Common Stock, considered together as a separate voting group, pursuant to Section 2.2(e)(ii)(A), the holders of the Series B Preferred, Series C Preferred, Common Stock and Class B Common Stock, considered together a separate voting group, may, by affirmative vote or written consent of holders of a majority of votes of the Series B Preferred, Series C Preferred, Common Stock and Class B Common Stock, considered together as a separate voting group, elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a majority of the Series A Preferred may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders the Series A Preferred given at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders holding a majority of the Series A Preferred, and any vacancy thereby created may be filled by the holders of the Series A Preferred represented at the meeting or pursuant to the written consent of the holders of a majority of Series A Preferred. Any director who shall have been elected by the holders of a majority of the votes of the Series B Preferred, Series C Preferred, Common Stock and Class B Common Stock, considered together as a separate voting group, may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the Series B Preferred, Series C Preferred, Common Stock and Class B Common Stock, considered together as a separate voting group, given at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders holding a majority of the votes of the Series B Preferred, Series C Preferred, Common Stock and Class B Common Stock, considered together as a separate voting group, and any vacancy thereby created may be filled by the holders of Series B Preferred, Series C Preferred, Common Stock and Class B Common Stock, considered together as a separate voting group, represented at the meeting or pursuant to the written consent of the holders of a majority of the votes of the Series B Preferred, Series C Preferred, Common Stock and Class B Common Stock, considered together as a separate voting group.

(f) Protective Provisions. This corporation shall not, without the approval of the holders of at least 70% of the then outstanding shares of Preferred Stock, voting together as a separate class on an as-converted basis, take any action whether by merger, amendment, consolidation or otherwise that:

(i) authorizes, creates or issues any new class or series of stock having rights, preferences, or privileges superior to the Series A Preferred, the Series B Preferred or the Series C Preferred, or any securities convertible into or exercisable for equity securities (whether equity, convertible debt or a unit of debt and equity securities or any other security convertible into or exercisable for any such security) having rights, preferences, or privileges superior to the Series A Preferred, the Series B Preferred or the Series C Preferred, including by merger or otherwise;

(ii) authorizes or obligates the corporation to pay or declare any dividend in respect of the corporation’s capital stock (other than a dividend payable solely in shares of Authorized Common Stock);

(iii) redeems or repurchases shares of Authorized Common Stock or Preferred Stock except for (A) repurchases at the lesser of cost or then fair market value upon termination of service of an officer, employee, director, or consultant, or (B) the exercise by the corporation of contractual rights of first refusal or rights of repurchase at the lesser of cost or then fair market value with respect to shares of Authorized Common Stock pursuant to agreements or equity incentive plans approved by the board of directors;

(iv) adversely alters or changes the rights, preferences, and privileges of the Series A Preferred, Series B Preferred or Series C Preferred, including by merger or otherwise;

(v) effects a Deemed Liquidation, except that no approval of the holders of at least 70% of the then outstanding Preferred Stock under this Section 2.2(f) shall be required with respect to any action that effects a Deemed Liquidation in which (A) the Founders and holders of the Authorized Common Stock share in the proceeds from such Deemed Liquidation (including proceeds received from any escrow payment, earn-out, bonus payment, or other form of consideration but excluding, for recipients other than the Founders, compensation arrangements and stock options that are, for the acquiror in such Deemed Liquidation (the “Acquiror”), customary for the Acquiror in similar transactions or the Acquiror’s industry in similar transactions, and excluding compensation arrangements for the Founders and other executive employees of the corporation (including, without limitation, stock options) that are customary for the Acquiror in similar transactions or the Acquiror’s industry in similar transactions provided that any equity compensation arrangements for Founders and executive employees of the corporation are approved by the corporation’s board of directors, including one of the directors elected solely by the holders of Series A Preferred) in a proportion no greater than such person’s respective percentage ownership of the outstanding Common Stock of the corporation immediately prior such Deemed Liquidation (assuming the exercise and conversion of all exercisable and convertible securities but excluding options and warrants which are not exercised or converted at or before the Deemed Liquidation), and (B) the proceeds received in such Deemed Liquidation consist solely of cash or Marketable Securities (as defined below);

(vi) causes the corporation to enter into any transaction with any Founder, or any current or former officer, director or any shareholder of the corporation who owns more than 5% of the corporation’s capital stock as of the date of such transaction, or any of such person’s affiliates or family members or any trust for the benefit of any of the foregoing, including, without limitation, the amendment, waiver, modification or termination of any agreement between the corporation and any such person in existence as of the Original Issue Date, but excluding any compensatory or customary indemnification arrangements in respect of officers or directors of the corporation (other than the Founders Stock Restriction Agreement dated on or about October 20, 2005); provided that, if any such compensatory arrangement shall have been entered into after the Original Issue Date or if any such compensatory agreement entered into on or before the Original Issue Date is subsequently amended, waived, modified or terminated, it shall have been approved by the compensation committee of the corporation’s board of directors (including the approval of one of the directors elected solely by the holders of the Series A Preferred);

(vii) effects any change in the size of, or method of electing, the board of directors of the corporation;

(viii) effects any amendment of the corporation’s bylaws;

(ix) effects any increase or decrease in the authorized number of shares of the Series A Preferred, Series B Preferred or Series C Preferred; or

(x) effects any amendment, waiver or alteration of the liquidation or dividend preferences, voting powers, conversion rates or redemption rights of the Authorized Common Stock set forth in these Articles.

For purposes of Section 2.2 and this Section 2.2(f), the term “Founders” means the holders of the corporation’s Class B Common Stock, Class C Common Stock, or both (including, without limitation and regardless of whether they are a holder of such stock, Rich Barton and Lloyd Frink).

For purposes of Section 2.2(f), the term “Marketable Securities” shall mean securities that are both (x) not subject to an underwriter lock-up or similar trading or contractual restriction on transfer and are traded on a national securities exchange or over-the-counter and (y)(1) registered under the Securities Act or (2) transferable by the holder thereof in any three (3) month period without registration pursuant to Rule 144 under the Securities Act.

In addition to the approval otherwise required by the first sentence of this Section 2.2(f), if a proposed action under Section 2.2(f)(i), Section 2.2(f)(ii), Section 2.2(f)(iii), Section 2.2(f)(iv) or Section 2.2(f)(ix) would impact the rights of the holders of a series of Preferred Stock under these Articles (the “Affected Series”) in a manner materially and adversely different from the impact of such action on the rights or obligations of the holders of a different series of Preferred Stock under these Articles (such material and adverse difference, an “Adverse Effect”), then the approval of the holders of at least 50% of the then-outstanding shares of such Affected Series will also be required for such action; provided, however, that for purposes of this paragraph the following actions shall not be deemed to constitute an Adverse Effect: (x) an action in which the holders of shares of the Affected Series would continue to receive the same relative proportion of the aggregate amount of any dividends, liquidation proceeds, or other payments currently provided for to the holders of Preferred Stock as a whole under these Articles, but in which the aggregate amount of such dividends, liquidation proceeds, or other payments is reduced or eliminated entirely, and (y) an action that would create an additional class or series of securities of the corporation with rights junior to, on parity with, or senior to one or more series of the then-existing Preferred Stock; provided further that, notwithstanding the preceding exceptions, the consent of holders of at least 50% of the then-outstanding shares of such Affected Series would still be required if any such additional class or series of securities of the corporation is senior to Series C Preferred but junior to Series B Preferred or Series A Preferred with respect to dividend preferences and/or liquidation preferences, or if such additional class or series of securities of the corporation is senior to Series B Preferred but junior to

Series A Preferred with respect to dividend preferences and/or liquidation preference, or if such additional class or series has anti-dilution protections that are more favorable than the anti-dilution protections provided to Series B Preferred or Series C Preferred in these Articles.

2.3 Authorized Common Stock

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock, Class B Common Stock, and the Class C Common Stock shall be entitled to receive, at the same rate per share of Authorized Common Stock, when, as, and if declared by the Board, out of any assets of the corporation legally available therefor, such cash dividends as may be declared from time to time by the Board of Directors.

(b) Liquidation Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior liquidation rights or prior rights in the event of a Deemed Liquidation, upon the liquidation, dissolution or winding up of the corporation or a Deemed Liquidation, the assets of the corporation shall be distributed ratably to the holders of the Common Stock, Class B Common Stock, and the Class C Common Stock in proportion to the number of shares of Common Stock then held by each (assuming the conversion of all shares of Authorized Common Stock into shares of Common Stock).

(c) Redemption. The Common Stock, Class B Common Stock, and the Class C Common Stock are not redeemable; provided, however, that the corporation’s repurchase of shares of its capital stock pursuant to agreements approved by the Board of Directors shall not be deemed “redemptions” and shall be allowed, subject to limitations on “distributions” pursuant to applicable law.

(d) Voting Rights. Except as otherwise provided herein or required by applicable law, (i) each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the shareholders of the corporation, (ii) each holder of Class B Common Stock shall be entitled to 10 votes for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the shareholders of the corporation, and (iii) each holder of Class C Common Stock shall not be entitled to any vote for any share of Class C Common Stock held as of the applicable record date on any matter except for such voting rights as are required by law to be provided for non-voting stock. Holders of Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to notice of any shareholders’ meeting in accordance with the corporation’s Bylaws. Except as otherwise required by applicable law, and subject to the provisions of Article 11 hereof, the Common Stock and the Class B Common Stock and, to the extent applicable, the Class C Common Stock, shall vote together as a single voting group on all matters submitted to a vote or for the consent of the corporation’s shareholders.

(e) Stock Dividends, Stock Splits or Combinations. In no event shall any stock dividends or stock splits or combinations of stock be declared or made with respect to the

Common Stock, Class B Common Stock, and Class C Common Stock, unless all shares of Common Stock, Class B Common Stock, and Class C Common Stock then outstanding are treated equally, provided that, for purposes of establishing equal treatment, (i) a stock dividend, split or combination with respect to Common Stock effected with or in shares of Common Stock shall be deemed equal to a stock dividend, split, or combination with respect to Class B Common Stock effected with or in shares of Class B Common Stock, so long as the numerical rate or ratio of such dividends, splits or combinations is the same, (ii) a stock dividend, split, or combination with respect to Common Stock effected with or in shares of Common Stock shall be deemed equal to a stock dividend, split, or combination with respect to Class C Common Stock effected with or in shares of Class C Common Stock so long as the numerical rate or ratio of such dividends, splits, or combinations is the same, and (iii) a stock dividend, split, or combination with respect to Class B Common Stock effected with or in shares of Class B Common Stock shall be deemed equal to a stock dividend, split, or combination with respect to Class C Common Stock effected with or in shares of Class C Common Stock, so long as the numerical rate or ratio of such dividends, splits or combinations is the same.

(f) Conversion of Class B Common.

(i) Voluntary Conversion. Each share of the Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such shares, into one fully paid and nonassessable share of, at the election of such holder, Common Stock or Class C Common Stock.

(ii) Shareholder Vote. Each share of Class B Common Stock shall automatically be converted into one share of Common Stock upon the affirmative vote or written consent of holders of not less than a majority of the shares of Class B Common Stock outstanding at such time.

(iii) Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled to convert some or all shares of such holder’s Class B Common Stock into shares of Common Stock or Class C Common Stock, such holder shall give written notice to the corporation at the office of the corporation or any transfer agent for such stock that such holder elects to convert the same, shall state the number of shares to be converted into, at holder’s election, shares of Common Stock or Class C Common Stock, shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock or Class C Common Stock to be issued, and shall surrender the certificate or certificates evidencing the shares of Class B Common Stock to be converted, duly endorsed or accompanied by an executed assignment separate from certificate, at the office of the corporation or of any transfer agent for such stock, provided, however, that if the certificate or certificates evidencing the shares to be converted have been lost, stolen, or destroyed, the holder may, in lieu of delivering such certificates, notify the corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and execute and deliver an agreement satisfactory to the corporation (the “lost certificate agreement”) to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock or Class C Common Stock, as applicable, into which such holder has elected to convert the applicable shares of Class B Common and to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately before the close of business on the date of surrender of the certificate or certificates evidencing the shares of Class B Common Stock to be converted or on the date of delivery of the lost certificate agreement, as the case may be, and the person or persons entitled to receive the shares of Common Stock or Class C Common Stock, as the case may be, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock or Class C Common Stock, as the case may be, on such date. Notwithstanding anything to the contrary in this Section 2 .3(f)(iii), automatic conversion of the shares of Class B Common Stock pursuant to Section 2.3(f)(ii) shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the corporation or its transfer agent.

(g) Conversion of Class C Common.

(i) Voluntary Conversion. Each share of the Class C Common Stock shall be convertible, at the option of the holder thereof, at the office of the corporation or any transfer agent for such shares, into one fully paid and nonassessable share of Common Stock at any time after the consummation of the first firm commitment underwritten public offering of the corporation’s securities under the Securities Act.

(ii) Automatic Conversion. Each share of Class C Common Stock shall automatically be converted into one share of Common Stock (A) immediately before the consummation of the sale, transfer or lease of all or substantially all of the assets of the corporation, or the acquisition of the corporation by another entity (other than a reincorporation for the purpose of changing the corporation’s domicile) by means of a merger or other form of corporate reorganization pursuant to which the outstanding shares of capital stock of the corporation are exchanged for, converted into, or cancelled in exchange for the right to receive securities or other consideration issued by or on behalf of the acquiring corporation, unless the shareholders of this corporation immediately before such transaction hold, immediately after such transaction, more than 50% of the voting securities of the surviving or resulting entity (or its parent) or (B) with the approval of, by affirmative vote, written consent or agreement of holders of at least 65% of the outstanding shares of Class C Common Stock.

(iii) Mechanics of Conversion. Before any holder of Class C Common Stock shall be entitled to convert some or all shares of such holder’s Class C Common

Stock into shares of Common Stock, such holder shall give written notice to the corporation at the office of the corporation or any transfer agent for such stock that such holder elects to convert the same, shall state the number of shares to be converted into shares of Common Stock, shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, and shall surrender the certificate or certificates evidencing the shares of Class C Common Stock to be converted, duly endorsed or accompanied by an executed assignment separate from certificate, at the office of the corporation or of any transfer agent for such stock, provided, however, that if the certificate or certificates evidencing the shares to be converted have been lost, stolen, or destroyed, the holder may, in lieu of delivering such certificates, notify the corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and execute and deliver a lost certificate agreement to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately before the close of business on the date of surrender of the certificate or certificates evidencing the shares of Class C Common Stock to be converted or on the date of delivery of the lost certificate agreement, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding anything to the contrary in this Section 2.3(g)(iii), automatic conversion of the shares of Class C Common Stock pursuant to Section 2.3(g)(ii) shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the corporation or its transfer agent.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

CT Corporation System 1801 West Bay Drive NW Ste. 206 Olympia, WA 98502

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation, except to the extent provided by written agreement with the corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 6. DIRECTORS

Except as otherwise provided in these Articles, the number of directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a director. Any amendments to or repeal of this Article shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring before such amendment or repeal.

ARTICLE 8. SHAREHOLDER ACTIONS

Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or a vote if either:

(a) the action is taken by written consent of all shareholders entitled to vote on the action; or

(b) so long as this corporation is not a public company, the action is taken by written consent of shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

To the extent the Washington Business Corporation Act requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be given by at least the date immediately before the date on which the action becomes effective. The notice shall be in the form of a record and shall contain or be accompanied by the same material that, under the Washington Business Corporation Act, would have been required to be delivered to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action. Such notice shall be provided in the same manner as the Bylaws or these Articles of Incorporation require or permit other notices to shareholders to be provided.

ARTICLE 9. AUTHORITY TO AMEND ARTICLES OF INCORPORATION

Subject to Section 2.2(f) of Article 2, this corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the Washington Business Corporation Act or by these Articles of Incorporation and the rights of the shareholders of this corporation are granted subject to this reservation.

ARTICLE 10. SHAREHOLDER VOTE REQUIRED ON CERTAIN MATTERS

If shareholder approval of any of the following matters is required under the Washington Business Corporation Act and subject to Section 2.2(f) of Article 2, such matter may be approved by a majority of the votes in each voting group (except as otherwise provided in Article 11) entitled to be cast on such matter: (a) amendment to the Articles of Incorporation, (b) a plan of merger or share exchange of this corporation with any other corporation; (c) the sale, lease, exchange, or other disposition, whether in one transaction or a series of transactions, by this corporation of all or substantially all of this corporation’s property other than in the usual and regular course of business; or (d) the dissolution of this corporation. This Article is intended to reduce the voting requirements otherwise prescribed by the Washington Business Corporation Act with respect to the foregoing matters.

ARTICLE 11. LIMITATION OF SEPARATE CLASS VOTING TO EXTENT PERMITTED BY LAW

Except to the extent expressly provided in the preferences, limitations, voting powers, and relative rights set forth in these articles of incorporation with respect to a particular class or series of shares (including, without limitation, Section 2.2(f) of Article 2), the holders of each outstanding class or series of shares of this corporation are not entitled to vote as a separate voting group: (a) on any amendment to this corporation’s articles of incorporation with respect to which such class or series would otherwise be entitled under RCW 23B.10.040(1)(a), (e), or (f) to vote as a separate voting group, (b) on any plan of merger or share exchange with respect to which such class or series would otherwise be entitled under RCW 23B.11.035 to vote as a separate voting group, or (c) on any transaction pursuant to RCW 23B.12.020.

ARTICLE 12. SAVINGS CLAUSE

If any provision of these Articles of Incorporation or any application thereof shall be invalid, unenforceable or contrary to applicable law, the remainder of these Articles of Incorporation, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable or contrary to applicable law, shall not be affected thereby.

Dated: September 6, 2007

/s/ Liam Lavery
Liam Lavery, Secretary